EXHIBIT 5.1

July 14, 2009

Board of Directors

Entech Solar, Inc.

13301 Park Vista Boulevard, Suite 100

Fort Worth, Texas 76177

Re: Registration Statement on Form S-1

We have acted as counsel to Entech Solar, Inc., a Delaware corporation (the “Company”), in connection with the filing of its Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission on July 14, 2009 with respect to the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) issuable upon exercise of the rights (the “Rights”) to be distributed to holders of record of the Common Stock as of the record date for the rights offering.

In our capacity as counsel, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.	the Rights have been duly authorized, and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.	the Shares of Common Stock issuable upon exercise of the Rights are duly authorized, and when such shares are issued upon the exercise and payment of Rights in accordance with their terms as described in the Registration Statement, such shares will be validly issued, full paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving the forgoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

The opinion expressed herein may be relied upon by the Company in connection with the registration of the Common Stock, as contemplated by, and in conformity with, the Registration Statement. With the exception of the foregoing, the opinion expressed herein may not be relied upon by any other person without our prior written consent.

We express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Shares are proposed to be offered and sold.

Very truly yours,

/s/ Salvo Landau Gruen & Rogers